FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
July 27, 2005

Highland Hudson Group, Inc.
622 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

        We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,200,000 additional shares of the Company’s common stock, $.001 par value (the “Common Stock”), and associated preferred share purchase rights (the “Rights”), which may be issued pursuant to the Hudson Highland Group, Inc. Long Term Incentive Plan, as amended (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 2, 2005 (the “Rights Agreement”), between the Company and The Bank of New York, as Rights Agent.

        As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company’s Restated Certificate of Incorporation and By-Laws, as amended to date; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

        1.        The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

        2.        The Rights to be issued with shares of Common Stock when issued pursuant to the Rights Agreement will be validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP

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